                                                                EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "AGREEMENT"), dated as of February 26th, 1997, is made by and between Selfix, Inc., a Delaware corporation ("SELFIX"), Tamor Corporation, a Massachusetts corporation (the "COMPANY"), Home Products International, Inc., ("HPI"), the parent corporation of Selfix, and Richard M. Tocci of Leominster, Massachusetts (the "EXECUTIVE"). Selfix, the Company, and any subsidiaries of Selfix and the Company are collectively hereinafter referred to as the "COMPANIES". In such case as Selfix and its subsidiaries are reorganized into a holding company structure, all references to Selfix in this Agreement shall also be construed to refer to Selfix's parent company.

                                   RECITALS:

        A. The Company is engaged in the business of designing, manufacturing, importing, marketing and distributing bathware and houseware related products (the "BUSINESS").

        B. Selfix, concurrently with the execution of this Agreement, is purchasing all the equity in the Company (the "ACQUISITION").

        C. Selfix desires for the Executive to continue his employment with the Company after the Acquisition, and the Executive is willing to continue such employment.

        D. Executive has had and will continue to have access to the Company's confidential and proprietary information and will have access in the future to confidential and proprietary information of the Companies. In order to protect the Companies from unfair competition by the Executive associated with his relationship with the Companies, customers and his access to confidential and proprietary information, the Companies and the Executive wish to set forth in this Agreement certain restrictive covenants to be adhered to by the Executive.

                                    CLAUSES:

        In consideration of the foregoing, as well as the mutual covenants and promises set forth herein, the parties agree as follows:

        1. EMPLOYMENT AND TERM. The Company hereby employs Executive to serve as the Vice President, Operations, of the Company and Executive hereby accepts such employment. Unless earlier terminated in accordance with this Agreement, the term of this Agreement will begin on the date of this Agreement ("EFFECTIVE DATE") and will continue for a period of two (2) years (the "INITIAL TERM"). Unless the Company or the Executive notifies the other party of its intention to terminate the Term of employment at least sixty days before the expiration of the Term, Executive's term of employment with the Company shall thereafter be extended for a period of one year. Each one year extension shall be referred to as a "RENEWAL TERM". Executive and Selfix agree to negotiate Executive's employment arrangements following the Initial Term at least six (6) months before the end of the Initial Term. The Executive' actual term of employment with the Company under this Agreement, inclusive of the Initial Term and any Renewal Term, or any shorter period, shall be referred to as the "TERM."

        2.      EMPLOYMENT DUTIES.

        2.1 TITLE/RESPONSIBILITIES. The Executive shall perform his duties as Vice President, Operations, of the Company, which duties shall include the normal and customary duties of such office and such other duties as may be assigned to him by the Company's Chief Executive Officer (the "CEO") or the Chief Executive Officer of Selfix (the "Selfix CEO"). The Executive shall report to the CEO and perform such duties as directed by the CEO, and provide the CEO with periodic reports upon request. Executive shall at all times discharge his duties in consultation with and subject to the general direction and reasonable control of the CEO.

        2.2 FULL TIME AND ATTENTION. Executive shall devote his exclusive and full time attention, energy and skills to the performance of his duties as Vice President, Operations, of the Company, but nothing in this Agreement shall preclude Executive from engaging in charitable and community affairs, provided that such activities do not interfere with the performance of his duties or responsibilities under this Agreement.

        2.3 OFFICE LOCATION. Executive shall be located in the Leominster, Massachusetts metropolitan area, unless he otherwise consents.

        3.      COMPENSATION.

        3.1 BASE SALARY. During the Initial Term, Executive shall receive an annual base salary ("BASE SALARY") of One Hundred Seventy-Eight Thousand Dollars ($178,000), payable in accordance with the Company's payroll practices for executive employees (reduced solely by all applicable payroll and withholding taxes and other legal garnishments). The CEO shall undertake periodic performance reviews of Executive and the CEO may, with appropriate Selfix CEO approval, adjust Base Salary to reflect Executive's performance and/or the financial position of the Company, provided, however, the Base Salary shall not be less than One Hundred Seventy-Eight Thousand Dollars ($178,000).

        3.2 BONUS. In addition to the Base Salary, Executive shall be eligible to participate in the Company's senior management bonus program, which program shall be substantially similar to that of the Companies' for its senior management.

        4.      EXPENSE ALLOWANCES AND FRINGE BENEFITS.

        4.1 VACATION. Executive shall be entitled to vacation in accordance with the Company's vacation policy for senior executives which policy shall be substantially similar to that of the Companies for its executives, provided, however, Executive shall be entitled to a minimum of five (5) weeks paid vacation each year during the Term.

        4.2 EMPLOYMENT BENEFIT PLANS. Executive will be entitled to participate in the employee and executive benefit plans the Company now or hereafter makes available to executives and/or other salaried employees, including, without limitation, retirement plans, group life insurance, hospitalization, surgical and major medical, including salary continuation arrangements in the event of long-term disability, vacations and holidays and other fringe benefits, in accordance with the terms of such plans and subject to eligibility and vesting requirements in effect from time to time, provided however, that nothing herein shall require the Company to create or continue any such plan or benefit. It is intended that all such benefits and plans be substantially similar to benefits and plans made available to the Companies' executives.

        4.3 BUSINESS EXPENSE REIMBURSEMENT. The Company shall reimburse Executive for all reasonable and proper expenses incurred by him in executing his duties for the Company. Reimbursement shall be conditioned upon Executive's compliance with all policies adopted by the Company regarding expense reimbursement including, without limitation, regarding, the documentation and timely submission of such expenses. The Company shall also provide the Executive with the use of the Company automobile which he presently is using, and any comparable replacement at such times as the Company's policy provides.

        5.  TERMINATION.

        5.1 DEATH. In the event of the death of the Executive during the Term of this Agreement, this Agreement shall terminate in its entirety, provided, however, that all amounts which accrued to Executive prior to the date of his death shall be paid to his estate in accordance with the Company's standard payroll practice.

        5.2 DISABILITY. In the event the Executive becomes "DISABLED" (defined below) for a period of 90 consecutive days, or for 120 days (irrespective or whether such days are consecutive) during any six-month period, the Company may, at its option, terminate the Executive's employment. Such option shall be exercised by the Company giving notice to Executive of its intention to terminate Executive's employment, to be effective on the date set forth in the notice, which in no event shall be less than 30 days after the date of the notice.

        For purposes of this Agreement, Executive shall be deemed to have become "DISABLED" if, because of physical or mental disability or drug or alcohol dependency or abuse he shall have been unable to perform his duties hereunder. So long as this Agreement is in effect, and during such period in which he is Disabled, Executive shall be entitled to all compensation, benefits, rights and entitlements under this Agreement; provided, however, Compensation shall be reduced by the amount of any disability benefits which Executive receives from Company sponsored disability plans.

        5.3 TERMINATION BY THE COMPANY FOR CAUSE. The Company shall have the option of terminating Executive's employment immediately for "Cause" (as defined below). The term "CAUSE", as used herein, shall mean (a) dishonesty, fraud, embezzlement, theft, conviction of a felony or any crime involving moral turpitude, (b) gross dereliction or gross neglect of duties hereunder, or a material breach of Sections 8 or 9 of this Agreement, (c) willful refusal to perform the duties hereunder, or (d) willful misconduct materially and demonstrably injurious to Selfix or the Company.

        5.4 VOLUNTARY TERMINATION BY EXECUTIVE. Executive may terminate this Agreement prior to the end of the Term upon ninety (90) days prior written notice to the Company, in which event the Company shall be obligated only to pay him his total remuneration and other applicable benefits described in Sections 3.1 and 4 up to the date of termination set forth in a notice of termination given to the Company.

        5.5 TERMINATION IN THE EVENT OF FILING UNDER CHAPTER 7. In the event that the Company or Selfix files a petition for liquidation under Chapter 7 of the U.S. Bankruptcy Code, or has a petition for liquidation under such Chapter filed involuntarily against it, then Executive shall be released from all obligations under this Agreement. In addition, if the Company is in Chapter 11 reorganization, Executive shall be released from all obligations under the Agreement if his compensation and benefits under the plan of reorganization is not equivalent to his compensation and benefits under this Agreement.

        6.  CHANGE OF CONTROL.

        6.1 DEFINITIONS. For purposes of this Agreement, a "CHANGE OF CONTROL" shall have occurred if any person or group (as defined in Section 13(d) of the Security Act of 1934) other than the Ragir family or their affiliates (including, without limitation, trust for their benefit or private foundations established by them) or Selfix's parent (by virtue of a corporate reorganization) becomes the beneficial owner of shares of stock in Selfix representing fifty percent (50%) or more of the total number of voting shares that may be cast for election of directors of Selfix.

        6.2 TERMINATION FOLLOWING CHANGE OF CONTROL. In the event Executive's active full-time employment with the Company terminates within one hundred eighty (180) days after a Change of Control, either voluntarily or involuntarily, whether by the Company or Executive, the Company shall pay Executive on the date of such termination an amount equal to one hundred percent (100%) of Executive's yearly base Salary then in effect.

        6.3 NO DUPLICATION. Notwithstanding anything to the contrary, if the Executive first becomes entitled to payment pursuant to Section 6.2 above, such payment shall be in lieu of all other payments he would have been entitled to pursuant to this Agreement.

        7.  RESTRICTIVE COVENANTS.

        7.1 ACKNOWLEDGEMENTS. Executive acknowledges that: (i) during the course of his association and employment with the Company, and due to his position, from time to time, as the Vice President, Operation, of the Company, he will be in contact with suppliers and customers of the Companies and will have access to the Companies and their affiliates' respective confidential and proprietary information including without limitation, its properties, research and development, accounts, books and records, sales, know-how, software, technology, inventions, techniques, profits, products, customer lists, requirements, suppliers, cost data, memoranda, devices, processes, methods, procedures, formulas, prices, pricing and other corporate activities, whether or not in written form or marked "Confidential", whether developed by Executive or others, which relate to the business operations, research and development, engineering, products or activities of the Companies or their affiliates (collectively "CONFIDENTIAL INFORMATION"); (ii) the Confidential Information constitutes trade secrets of the Companies, within the meaning of the applicable state trade secrets laws; (iii) all documents, electronic, magnetic or other media and information which concern the Confidential Information are highly confidential and also constitute trade secrets as identified above; (iv) the Companies have invested and will continue to invest considerable sums of money to obtain and maintain its Confidential Information; (v) the Companies derive substantial economic benefit due to the confidentiality of their Confidential Information and inventions; (vi) the Companies' competitors would obtain unfair economic and competitive advantages if its Confidential Information or inventions were divulged; (vii) the Companies have instituted procedures to maintain the confidentiality of its Confidential Information; and
(viii) the Confidential Information constitutes a highly significant factor in the Companies' ability to conduct its businesses profitably. The term "Confidential Information," with respect to the Executive, shall include only that Confidential Information of which the Executive has or should have knowledge.

        7.2 NONDISCLOSURE. Recognizing that the disclosure or improper use of Confidential Information will cause serious and irreparable injury to the Companies, Executive agrees that he will not at any time, before or for eighteen (18) months after the termination of his employment, directly or indirectly; (i) disclose, divulge, alienate, transfer assign or sell Confidential Information to any third party or otherwise use Confidential Information (not otherwise excluded below) for his own benefit or the benefit of others unless previously authorized, in writing, by Selfix to do so; (ii) attack, take any action or fail to take any action which could vitiate any of the Companies' rights, titles or interests in any of its trade secrets, Confidential Information, inventions or "Assigned Intellectual Property" (as defined in Section 8.1 below); or (iii) disassemble or reverse engineer any of the Confidential Information, inventions or Assigned Intellectual Property for himself or others.

        7.3 NONSOLICITATION. In order to protect the secrecy of the Confidential Information and the goodwill associated with the Companies' relationship with its customers, the Executive covenants and agrees that, during the Term and for a period of eighteen (18) months following the termination of his employment for any reason whatsoever, he will not, directly or indirectly, through one or more intermediaries or affiliates or otherwise:

            (i) solicit anyone who was a customer of the Companies during the term of Executive's employment with the Company with respect to business which competes with the Company's Business as it is then being conducted;

            (ii) solicit any prospective customer of the Companies with whom Executive has contact during his employment with the Company during the preceding twelve (12) months with respect to business which competes with the Business as it is then being conducted; and/or

            (iii) divert, take away, solicit or seek to induce employment of any of the employees of the Companies or their affiliates.

        7.4 NON-COMPETITION. Executive, as part of the Acquisition and in further consideration for his future employment with the Company, has entered into a NonCompetition Agreement with the Companies as of the same date as this Agreement.

        7.5 ENFORCEMENT OF COVENANTS. The parties have attempted to limit Executive's rights to compete only to the extent necessary to protect the Companies from unfair competition. If, however, the restrictive covenants contained in this Agreement are held to be unenforceable at any time, the parties specifically direct the court, arbitrator or other trier of fact to modify and enforce said covenants to the extent that it believes is reasonable under the circumstances existing at that time, rather than deleting or rendering unenforceable such restriction(s).

        8.  PROPERTY: INVENTIONS.

        8.1 ASSIGNMENT. Executive agrees that all discoveries, inventions, ideas, concepts, research and other information, processes, products, methods and improvements (collectively

"INVENTIONS") which are conceived, developed or otherwise made by him alone or jointly with others during the Initial Term or/any Renewal Term and that relate to the Business shall be the sole property of the Company. Executive therefore grants, conveys, transfers, alienates and assigns exclusively to the company, for and throughout the world, in and for all languages (including but not limited to computer languages and human languages whether now existing or subsequently developed during the Term) all rights, titles and interests (legal, equitable, use or otherwise) which Executive has, may have in the future or may have the right to claim now or in the future, in all Inventions, copyrights, patents, trademarks, trade names and servicemarks (whether or not registered, including all associated applications therefor and the right to file and register the same in the Company's or any other name), modifications, improvements, derivative works and/or other work which Executive conceives solely or jointly with others (collectively the "ASSIGNED INTELLECTUAL PROPERTY") which: (i) are related to any trade secrets, Confidential Information or other proprietary materials of the Companies; (ii) relate to work Executive performs for the Companies (whether or not done during normal working hours); or (iii) Executive develops based on materials, equipment, facilities or information of the Companies. The foregoing assignment by Executive is under any and all foreign or domestic, federal, state or local copyright, trade secret, intellectual property, patent or other laws, is intended to be all inclusive and without reservation, and specifically includes the right to sue for and collect and retain all damages associated with past, present or future infringements of any or all of the Assigned Intellectual Property.

        8.2 NO RETAINED RIGHTS. Executive's assignment of the Assigned Intellectual Property to the Company under this Agreement constitutes a complete, absolute and exclusive transfer of all rights (legal, equitable, use and otherwise) in the Assigned Intellectual Property. The Executive does not reserve or retain any right, title or interest in any Assigned Intellectual Property or any trade secrets, Confidential Information or related information which concerns any Assigned Intellectual Property. Executive acknowledges and agrees that the Assigned Intellectual Property constitutes the sole, exclusive and confidential property of the Companies. Executive shall disclose to the Companies, in full, accurate detail and in writing, all Inventions, derivative works, improvements and/or developments (whether or not patentable, copyrightable or otherwise protectable under law) which Executive makes or assists in making either during the course of his employment with the Company or that in any way concern, relate to or are based upon the Confidential Information, Assigned Intellectual Property or any other trade secrets of the Companies, and acknowledges that the same constitutes the Companies' sole property.

        8.3 DUTY TO ASSIST. If at any time (during or after the Term) the Companies deems it necessary or appropriate, the Executive shall execute and deliver any and all instruments and documents and shall provide such assistance (including testifying in court or other judicial or administrative proceeding) which the Companies believes are reasonably necessary either to evidence or register the assignment of rights made by the Executive in this Agreement, or to apply for, obtain, register or enforce any copyright, patent or trademark or otherwise protect or enforce the Companies' interests therein; provided, however, that Executive shall not be required to warrant any intellectual property or the nature of the Companies' interest therein and, should his assistance be required subsequent to the Term, Executive shall be reimbursed for reasonable expenses associated with such assistance.

        8.4 RETURN OF MATERIALS. If Executive ceases to be employed by the Company, or at any other time upon request of the Companies, he shall promptly return to the Companies any records, disks, programs, software, agreements, books of account, corporate memoranda, customer lists or other property which constitute or in any way relate to Confidential Information or otherwise belong to the Companies or their customers. The Executive will not retain copies of the foregoing items (in hard copy or electronically stored).

     9.   REMEDIES

     9.1 EQUITABLE AND OTHER RELIEF. Executive understands and agrees that his breach of an of the provisions of Sections 7 and 8 will cause irreparable and continuing damage to the Companies, that the Companies would not have any adequate remedy at law for the material breach by Executive of any one or more of the covenants set forth in this Agreement and that, in the event of any such material breach, in addition to the other remedies which may be available, Selfix or the Company may obtain an injunction, or other equitable relief to enjoin Executive from the breach or threatened breach of such covenants, including but not limited to the right to obtain an immediate temporary restraining order. Such remedies are in addition to, and not to the exclusion of, any other damages Selfix or the Company may be able to prove. The Executive agrees to indemnify and reimburse the Companies for any and all costs, expenses (including but not limited to attorney's fees, whether or not a lawsuit is filed), losses and damages paid or incurred as a result of or arising from the Executive's breach of Sections 7 or 8 of this Agreement, but only to the extent that the Companies prevail in any enforcement action taken against Executive in accordance with this Section.

     9.2 ARBITRATION. Should either party elect to submit any dispute hereunder to arbitration, then such party shall notify the other party as to the demand for arbitration pursuant to the rules of the American Arbitration Association ("AAA"). Such dispute shall then be determined by binding arbitration in Boston, Massachusetts, in accordance with the commercial rules of the AAA.

      10.  GENERAL PROVISIONS

      10.1 GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement and the rights of the parties thereunder shall be interpreted and enforced under Massachusetts law without reference to principles of conflicts of laws.

     10.2 ASSIGNMENTS; SUCCESSORS: BINDING AGREEMENT. Executive may not assign, pledge or encumber his interest in this Agreement or any part thereof and may not delegate his duties hereunder. This Agreement shall be binding on and inure to the benefit of the Companies' successors and assigns. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributee, devisees and legatees. The obligations of the Executive shall be released if any of the Companies shall fill a bankruptcy petition or assignment for the benefit of creditors that results in liquidation or adversely affects the Executive's wages or benefits hereunder.

     10.3 NO WAIVER OR FORBEARANCE OF BREACH. The waiver by any party of the breach of any provision of this Agreement shall not be deemed to be a waiver of any subsequent breach. Forbearance of any breach of this Agreement shall not constitute acceptance or approval of that breach or of any future breach, nor shall it prejudice the Companies' right to action in response to any breach.

     10.4 NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement, shall be provided by all parties of this Agreement in writing: by (i) actual delivery of the notice into the hands of the party entitled to receive it; (ii) by mailing the notice by registered or certified mail, return receipt requested, in which case the notice shall be deemed to be given two (2) days following on the date of its mailing; (iii) by Federal Express or other overnight carrier, in which case the notice shall be deemed to be given on the day following delivery into the hands of such carrier; or (iv) by facsimile, in which case notice shall be deemed given on the day sent. Each such notice shall be addressed as follows:

        If to Selfix:                           If to the Executive:
        Selfix, Inc.                            Richard Tocci
        Attn: Chief Executive Officer           c/o Tamor Plastics Corp.
        4501 W. 47th Street                     P.O. Box 1186
        Chicago, IL 60632                       Leominster, MA 01453
        Fax: (773) 890-0523                     Fax: (508) 534-6772

        With a copy to:                         With a copy to:

        Much Shelist Freed Denenberg            Bodanza & Bodanza
        Ament Bell & Rubenstein, P.C.           Attn: Mark Bodanza
        Attn: Jeffrey C. Rubenstein             36 School Street
        200 North LaSalle Street                Leominster, MA 01453
        Chicago, IL 60601-1095                  Fax: (508) 840-1222
        Fax: (312) 621-1750

        10.5 MODIFICATION; WAIVER; ENTIRE AGREEMENT. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

        10.6 INDEMNIFICATION/DIRECTORS AND OFFICERS INSURANCE. The Company shall indemnify the Executive and hold him harmless for all acts or decisions made by him in good faith while performing services for the Company. The Companies shall also use their best efforts to obtain coverage for him under any insurance policy now in force or hereinafter obtained during the term of this Agreement covering the other Officers and Directors of the Companies against lawsuits. The Company shall pay for all expenses including attorney's fees, actually and necessarily incurred by the Executive in connection with the defense of such act, suit or proceeding covered by this indemnification and in connection with any related appeal, including the cost of court settlements.

        10.7 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        10.8 CONTROLLING DOCUMENT. This Agreement supersedes and replaces any prior employment agreements between the Company and the Executive.

        10.9 GUARANTY. Provided Executive is not in default under this Agreement, HPI guarantees to Executive the prompt performance of this Agreement.

        10.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


SELFIX, INC.                                   TAMOR CORPORATION,


BY: /s/ James R. Tennant                       BY: /s/ Leonard J. Tocci
------------------------------                 ---------------------------------
Its: Chairman & CEO                            Its: CEO
------------------------------                 ---------------------------------


/s/ Richard M. Tocci                           HOME PRODUCTS INTERNATIONAL, INC.
------------------------------
Richard M. Tocci, Individually
                                               BY: /s/ James R. Tennant
                                               ---------------------------------
                                               Its: Chairman & CEO
                                               ---------------------------------

                           NON-COMPETITION AGREEMENT

        THIS AGREEMENT is made as of the 26th day of February, 1997, by and among SELFIX, INC., a Delaware corporation with its principal place of business at 4501 W. 47th Street, Chicago, Illinois 60632 ("SELFIX"), TAMOR CORPORATION, a Massachusetts corporation ("TAMOR") and RICHARD M. TOCCI, now residing
at                          ("RICHARD"). In such case as Selfix and its
subsidiaries are reorganized into a holding company structure, all references to Selfix in this Agreement shall also be construed to refer to Selfix's parent company.


                                    RECITALS

        A. Selfix is engaged in the business of manufacturing and distributing housewares, bathwares, storage products and systems, children's products and other items.

        B. Tamor is also engaged in the business of manufacturing and distributing housewares, bathwares and storage products.

        C. Housewares Sales, Inc. ("HOUSEWARES"), a Massachusetts corporation, is engaged in the business of marketing and selling housewares, bathwares and storage products, which products are primarily manufactured by Tamor.

        D. The business of Tamor and Housewares, together with any business conducted jointly by Tamor, Housewares and/or Selfix, and any business involving Selfix products which may be marketed or used by Tamor shall be referred to as the "BUSINESS".

        E. Simultaneous with the execution of this Agreement, Selfix is purchasing all of the equity of Tamor and is merging Housewares with and into Selfix (collectively the "TRANSACTIONS").

        F. Richard is presently employed as a senior executive of Tamor. In light of Richard's experience in managing and expanding the business of Tamor and creating its products, and in recognition of the acknowledged importance and sensitivity of the confidential information to which Richard has had access and the legitimate need of Tamor to protect and enjoy its goodwill and customer relationships, Selfix was not willing to consummate the Transactions without the protection against unfair competition this Agreement affords.

        G. Richard has agreed that during the term of his employment and following termination of employment with Tamor (or Selfix or any affiliated entity conducting or operating the Business) for any reason, he will not engage in any business which competes with the Business pursuant to the terms of this Agreement.

                                    CLAUSES

        1. NOW, THEREFORE, in consideration of the premises and the following covenants and agreements, the parties agree as follows:

                ACKNOWLEDGMENTS. Richard acknowledges and agrees that: (i) he has been an officer, director, shareholder and an employee of Tamor for a number of years; (ii) the past and future services rendered, or to be rendered, by Richard to Tamor were and are of extraordinary merit and constitute a necessary and valuable contribution to the general growth and development of Tamor; (iii) during the course of his employment with and relationship to Tamor, he has and may acquire special knowledge of its relationships and business techniques, internal business organization, financial data, marketing plans, intellectual property and other proprietary matters; and (iv) Selfix would not be willing to consummate the Transactions without the protection against unfair competition this Agreement affords.
        2. RESTRICTIONS ON COMPETITION. During the term of his employment with Tamor or Selfix or any affiliate of Selfix conducting or operating the Business (any such entity together with Tamor is referred to as "Greater Tamor"), and for a period of eighteen (18) months following the termination of Richard's employment with Greater Tamor, for any reason (the "RESTRICTIVE PERIOD"), Richard shall not directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership (except for minor ownership in a public company), management, operation, or control of any business (i) which is located within any state or country in which Greater Tamor does

Business, and (ii) which competes with the Business of Greater Tamor. Richard agrees that his breach of any of the covenants contained in this Section 2 will result in irreparable harm and continuing damages to Greater Tamor and the Business and that Greater Tamor's remedy at law for any such breach or threatened breach will be inadequate and, accordingly, in addition to such other remedies as may be available to Greater Tamor at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance and a temporary or permanent injunction, without bond, enjoining and restricting the breach, or threatened breach, of any such covenant. If Greater Tamor institute legal action for injunctive or other relief as a result of Richard's violation or breach of any restrictive covenants in Section 2 of this Agreement, the parties, at the request of either party, agree to jointly ask the relevant court of competent jurisdiction to have the matter then before such court order that the matter be submitted for determination by arbitration in accordance with the commercial rules of the American Arbitration Association, to be conducted in Boston, Massachusetts. Furthermore, Greater Tamor may seek any and all other remedies to which it may be entitled.
        3. NON-SOLICITATION. During the Restrictive Period, Richard will not, directly or indirectly, through one or more intermediaries or affiliates or otherwise:

                                  (i)     solicit anyone who was a customer of
                          Greater Tamor during the term of Richard's employment with Greater Tamor with respect to business which competes with the Business as it is then being conducted;

                                  (ii)    solicit any prospective customer of
                          Greater Tamor with whom Richard has contact during his employment with Greater Tamor during the preceding twelve (12) months with respect to business which competes with the Business as it is then being conducted; and/or

                                  (iii) divert, take away, solicit or seek to induce employment of any of the employees of Greater Tamor.

        4. CONSIDERATION. In consideration of Richard's agreement to not compete as set forth in this Agreement, Selfix agrees to pay or cause Tamor to pay Richard the sum of Ten Thousand Dollars ($10,000.000) at the closing of the Transactions.

        5. UNENFORCEABLE PROVISION. If any court of competent jurisdiction shall determine that any of the restrictions contained in Section 2 or 3 hereof are unreasonable, invalid or unenforceable, it is the intention of the parties that the restrictive covenant shall not be terminated or invalidated, but shall be deemed amended to the extent required to render it reasonable, valid or enforceable, such amendment to apply only with respect to the operation of
Section 2 or 3 hereof in the jurisdiction of the court which has made such adjudication.

        6. SEVERABILITY. If a court of competent jurisdiction rules that any one or more of this Agreement's provisions are invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of this Agreement's other provisions, and this Agreement shall be construed as if it has never contained such invalid, illegal or unenforceable provision.

        7. ATTORNEY'S FEES AND COSTS. In any dispute under this Agreement the prevailing party in litigation or arbitration shall pay to the non-prevailing party the reasonable legal fees and costs incurred by such party.

        8. NO ASSIGNMENT. Richard shall not have the right to assign this Agreement or any of his rights or obligations hereunder to another party or parties.

        9. APPLICABLE LAW. The laws of the Commonwealth of Massachusetts shall govern the interpretation of this Agreement, irrespective of the fact that one or more of the parties now or may become a resident of a different jurisdiction.

        10. NO WAIVER. No waiver by Greater Tamor of Richard's breach of any covenant or obligation hereof shall be considered to be a continuing waiver of any such covenant or provision, or a waiver of any other or future breach thereof.

        11. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement, shall be provided by all parties of this Agreement in writing: by (i) actual delivery of the notice into the hands of the party entitled to receive it, (ii) by mailing the notice by registered or certified mail, return receipt requested in which case the notice shall be deemed to be given two (2) days following on the date of its mailing; (iii) by Federal Express or other overnight carrier, in which case the notice shall be deemed to be given on the day following delivery into the hands of such carrier; or (iv) by facsimile, in which case notice shall be deemed given on the day sent. Each such notice shall be addressed as follows:


        If to Selfix or Tamor:                  If to Richard:

        Selfix, Inc.                            Richard M. Tocci
        Attention: James D. Tennant             121 Scenic Drive
        4501 W. 47th Street                     Leominster, MA 01453
        Chicago, IL 60632

        With a copy to:                         With a copy to:

        Much Shelist Freed Denenberg            Bodanza & Bodanza
          Ament Bell & Rubenstein, P.C.         Attn: Mark C. Bodanza
        Attn: Jeffrey C. Rubenstein             36 School Street
        200 North LaSalle Street                Leominster, MA 01453
        Suite 2100
        Chicago, IL 60601-1095                  Fax: (508)840-1222
        Fax: (312)621-1750

        12. TERMINATION IN THE EVENT OF FILING BANKRUPTCY. In the event of a bankruptcy filing or assignment for the benefit of creditors which results in the liquidation of the assets of Selfix, its parent company or Tamor, or affects the wages of Richard adversely, then Richard shall be released from all obligations under this Agreement.

        13. COMPLETE UNDERSTANDING. This Agreement contains all of the agreements and understandings between the parties hereto with respect to the restrictive covenant, and no oral agreements or written correspondence shall be held to affect the provisions hereof. All subsequent changes and modifications, to be valid, shall be by written instrument executed by Tamor, Selfix and Richard.


/s/ Richard M. Tocci               SELFIX, INC., A Delaware corporation
------------------------------
RICHARD M. TOCCI, individually
                                   By: /s/ James R. Tennant
                                       --------------------------------
                                       James R. Tennant, President

                                   TAMOR CORPORATION, a Massachusetts
                                   corporation

                                   By: /s/ Leonard J. Tocci
                                       --------------------------------
                                   Its: CEO
                                        -------------------------------


                                       6